VITRO PLAN, S.A. DE C.V.,
as Borrower

$45,000,000
LOAN AGREEMENT

Dated as of September 21, 2005

CERTAIN LENDERS

CREDIT SUISSE,
as Arranger

CREDIT SUISSE,
acting through its Cayman Islands Branch,
as Administrative Agent and Collateral Agent

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

LOAN AGREEMENT dated as of September 21, 2005, among:

(1) VITRO PLAN, S.A. DE C.V. ("Vitro Plan"), a Mexican corporation (sociedad anonima de capital variable) (the "Borrower");

(2) each of the entities that is a signatory hereto under the caption "LENDERS" on the signature pages hereto and each entity that becomes a "Lender" after the date hereof pursuant to Section 14.06(b) hereof (individually, a "Lender" and, collectively, the "Lenders");

(3) CREDIT SUISSE, acting through its Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent"); and

(4) CREDIT SUISSE, acting through its Cayman Islands Branch, as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the "Collateral Agent").

W I T N E S S E T H :

The Borrower has requested that the Lenders make term loans to it in an aggregate principal amount up to but not exceeding $45,000,000, and the Lenders are prepared to make such loans upon and subject to the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings (and all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular shall have the same meanings when used in the plural and vice versa):

"Accepting Lenders" shall have the meaning set forth in Section 9.14(b).

"Act" shall have the meaning set forth in Section 14.21 hereof.

"Additional Amounts" shall have the meaning set forth in Section 5.05(b) hereof.

"Additional Interest Letter" shall mean the Additional Interest Letter substantially in the form of Exhibit B hereto between Vitro and the Administrative Agent.

"Additional Pledge Agreements" shall mean, collectively, each Floating Lien Pledge Agreement substantially in the form of Exhibit C hereto entered into after the date hereof between one or more Additional Pledgors and the Collateral Agent.

"Additional Pledgors" shall mean, collectively, each certain Wholly-Owned Subsidiary of the Borrower organized under the laws of Mexico that becomes a "Pledgor" after the date hereof pursuant to the Additional Pledge Agreement.

"Administrative Agent" shall have the meaning set forth in the introduction hereto.

"Administrative Agent's Account" shall mean the account of the Administrative Agent maintained by the Administrative Agent, at The Bank of New York, ABA 021000018, A/C Name: CSFB Agency Cayman Account, A/C Number: 8900492627, Reference: Vitro, or such other account of the Administrative Agent as may be designated by the Administrative Agent to the Borrower in writing.

"Affected Interest Period" shall have the meaning set forth in Section 5.02 hereof.

"Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person shall mean the possession, direct or indirect, of the power to vote 10% or more of the Voting Shares of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such Voting Shares, by contract or otherwise.

"Agents" shall mean, collectively, the Administrative Agent and the Collateral Agent.

"Applicable Loans" shall have the meaning set forth in Section 9.14(b).

"Applicable Margin" shall mean (i) during the period from and including the Closing Date to but not including the date twelve months after the Closing Date, 10.0% per annum; (ii) during the period from and including the date twelve months after the Closing Date to but not including the date fifteen months after the Closing Date, 10.5% per annum; and (iii) thereafter, 11.0% per annum.

"Applicable Lending Office" shall mean, for each Lender, the "Lending Office" of such Lender (or of an affiliate of such Lender) specified opposite its name on Annex 1 hereto or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify in writing to the Administrative Agent and the Borrower as the office by which its Loans are to be made and maintained.

"Arranger" shall mean Credit Suisse.

"Asset Sale" by any Person shall mean any sale, lease, or other transfer of Property, not including Dividend Payments, the making of payments in respect of Indebtedness of such Person, the placing of funds in deposit accounts or the investment of funds pursuant to cash management transactions in the ordinary course of business or the granting of Liens permitted hereunder.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(i) a sale, transfer or other disposition of inventory for fair value in the ordinary course of business;

(ii) a sale, transfer or other disposition by a Subsidiary of the Borrower to the Borrower or another of its Subsidiaries;

(iii) a sale, transfer or other disposition (including by factoring) of the accounts receivable and related assets pursuant to a Qualified Receivables Transaction;

(iv) a sale, transfer or other disposition of Property no longer used or, in such Person's reasonable opinion, useful in the business of such Person with a fair market value not in excess of $5 million;

(v) any foreclosure by any creditor of a Lien permitted under Section 9.12 on any assets subject thereto; and

(vi) loans, advances, extension of credit or capital contributions by the Borrower or a Subsidiary of the Borrower to the Borrower or another of its Subsidiaries.

"Asset Sale Amount" means, as of any date, the sum of (a) the aggregate purchase price of all Asset Sales consummated by Vitro and its Subsidiaries on or prior to such date but after the date hereof and (b) the aggregate purchase price to be received by Vitro and its Subsidiaries upon or after consummation of Asset Sales for which bona fide definitive sale and purchase agreements have been entered into and are in effect at such date with third parties unaffiliated with Vitro (except for any affiliation solely as a result of a joint ownership of a Subsidiary or other joint venture of Vitro and its Subsidiaries or its status as a licensor or licensee).

"Asset Sale Offer" shall have the meaning set forth in Section 9.14(b).

"Asset Sale Offer Amount" shall have the meaning set forth in Section 9.14(b)

"Asset Sale Offer Notice" shall mean notice of an Asset Sale Offer made pursuant to Section 9.14(b), which shall state:

(1) the circumstances of the Asset Sale, the Net Cash Proceeds of which are included in the Asset Sale Offer, that an Asset Sale Offer is being made pursuant to Section 9.14(b);

(2) the Asset Sale Offer Amount and the Asset Sale Offer Payment Date; and

(3) that any Lender electing to have any of its Loans prepaid pursuant to the Asset Sale Offer must specify the principal amount that is to be prepaid, which principal amount must be $1,000 or an integral multiple thereof.

"Asset Sale Offer Payment Date" shall have the meaning set forth in Section 9.14(b)(ii).

"Asset Sale Offer Trigger Date" shall have the meaning set forth in Section 9.14(b)(ii).

"Assignment" shall mean an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 14.06(b)), and accepted by the Administrative Agent, in the form of Exhibit K or any other form approved by the Administrative Agent.

"Auditor" shall mean the Mexican office of Deloitte & Touche or other independent public accountants of recognized international standing.

"Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Borrower" shall have the meaning set forth in the introduction hereto.

"Borrowing" shall mean the borrowing by the Borrower under this Agreement, consisting of the simultaneous making of Loans by the Lenders.

"Borrowing Date" shall mean the date of the Borrowing.

"Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Mexico City are authorized or required by law or other governmental action to remain closed; provided that, when used in connection with the making or payment of, or determination of, an Interest Period for a Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

"Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

"Cash Equivalents" shall mean:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's or any successor thereto;

(3) commercial paper issued by a corporation (other than an Affiliate of the Borrower) maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

(4) demand deposits, certificates of deposit, time deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a non-United States bank having at the date of acquisition thereof combined capital and surplus of not less than $500 million (or the equivalent);

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) Certificados de la Tesoreria de la Federacion (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Ajustables del Gobierno Federal (Ajustabonos), in each case, issued by the government of Mexico and maturing not later than one year after the acquisition thereof;

(7) any other instruments issued or guaranteed by the government of Mexico and denominated and payable in Pesos, UDIs or dollars, and maturing not later than one year after the acquisition thereof;

(8) investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (1) through (5) above; and

(9) demand deposits, certificates of deposit, time deposits and bankers' acceptances maturing not more than 180 days (or 365 days in the case of clause (A)(I) or (B)(I)) after the acquisition thereof

(A) denominated in Pesos and issued by (I) any of the five top-rated banks (as evaluated by any internationally recognized rating agency) organized under the laws of Mexico or any other state thereof, or (II) any such bank which at the date of acquisition is a lender to or has made available a line of credit to (in each case in an amount equal to or greater than the amount of the proposed acquisition) any Obligor,

(B) in any jurisdiction other than Mexico where any Obligor conducts business and issued by (I) one of the three largest banks doing business in such jurisdiction, or (II) any such bank in such jurisdiction which at the date of acquisition is a lender to or has made available a line of credit to (in each case in an amount equal to or greater than the amount of the proposed acquisition) any Obligor,

(C) issued by any bank which at the date of acquisition is a lender to or has made available a line of credit to any Obligor and which is not under intervention, receivership or any similar arrangement at the time of acquisition; provided that the aggregate amount of all such demand deposits, certificates of deposit, time deposits and bankers' acceptances acquired in accordance with this clause (C) does not exceed $50 million at any one time or

(D) issued by any bank which at the date of acquisition has an outstanding loan to any Obligor in an aggregate principal amount at least equal to the aggregate principal amount of such demand deposit, certificate of deposit, time deposit or bankers' acceptance.

"Cash Reserve Account" shall mean account no. 25105321 established and maintained at the principal office in New York City of Wachovia Securities, Inc. for the account of VVP Syndication, Inc. and entitled "VVP Syndication Cash Reserve Account" or any replacement account thereof.

"Change of Control" shall mean that either (i) Vitro shall cease to own, beneficially and of record, directly or through one or more Wholly-Owned Subsidiaries, at least 51% of the outstanding Voting Shares of the Borrower or (ii) Pilkington shall cease to own, beneficially and of record, directly or through one or more Wholly-Owned Subsidiaries, at least 35% of the outstanding Voting Shares of the Borrower.

"Change of Control Notice" shall have the meaning set forth in Section 3.04 hereof.

"Closing Date" shall mean the date on which the Administrative Agent notifies the Borrower that the conditions precedent set forth in Section 6.01 hereof have been satisfied.

"Collateral" shall have the meaning assigned to the term "Bienes Pignorados" in the Pledge Agreements.

"Collateral Agent" shall have the meaning set forth in the introduction hereto.

"Collateral Amount" shall mean, as at any date, the amount determined by calculating the sum of (i) the aggregate book value of all Inventory owned by each Pledgor and (ii) the balance of the Collection Accounts deriving exclusively from payments made by the Invex Trustee to the Pledgors as consideration for the sale of receivables pursuant to the Invex Trust and the Invex Assignment Agreement and/or cash proceeds arising from the collection of receivables subject to the Pledge Agreements. For purposes of computing the Collateral Amount, all amounts denominated in a currency other than Dollars shall be translated into Dollars (x) in the case of calculating the amount of sub-clause (i), by multiplying such amount by the average currency exchange rate of Dollars to such other currency for the 90 days prior to the date as of which such computation is being made and (y) in the case of calculating the amount of sub-clause (ii), by multiplying such amount by the currency exchange rate of Dollars to such other currency as of such date the computation is being made.

"Collateral Ratio" shall mean, at any time, the ratio of (i) the Collateral Amount at such time to (ii) the aggregate principal amount of Loans outstanding at such time.

"Collateral Ratio Certificate" shall have the meaning set forth in Section 9.05(d) hereof.

"Collection Accounts" shall mean the collective reference to the "Cuentas Bancarias", as such term is defined in the Pledge Agreements, and the Pledge Account.

"Commitment" shall mean, as to each Lender, the obligation of such Lender, on and subject to the terms and conditions of this Agreement, to make a Loan in a principal amount equal to the amount set opposite the name of such Lender on Annex I hereto under the caption "Commitment" or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 14.06(b), as specified in the respective instrument of assignment pursuant to which such assignment is effected.

"Commitment Termination Date" shall mean October 3, 2005.

"Confidential Information" shall mean information that any Obligor furnishes to any Loan Party, but does not include any such information that is or becomes generally available to the public or that is or becomes available to any Loan Party from a source other than a Loan Party or an Obligor, unless, to the actual knowledge of the recipient of such information, such source breached an obligation of confidentiality in providing such information to such recipient.

"Consolidated EBITDA" shall mean, for any Person and for any period, with respect to such Person and its consolidated Subsidiaries on a consolidated basis, the sum (without duplication) of (i) Consolidated Operating Income, (ii) depreciation and amortization and (iii) other non-cash charges to the extent deducted in arriving at Consolidated Operating Income.

"Consolidated Interest Expense" shall mean, with respect to any Person for any period, the aggregate gross amount of interest accruing during such period on Indebtedness of such Person and its consolidated Subsidiaries on a consolidated basis, determined in accordance with GAAP, including, without duplication, the interest portion of payments under Capital Lease Obligations and any capitalized interest and amortization of debt discount and expense.

"Consolidated Net Worth" shall mean, for any Person at any time, for such Person and its consolidated Subsidiaries, total shareholders' equity, determined on a consolidated basis in accordance with GAAP.

"Consolidated Operating Income" shall mean, for any Person and for any period, operating income of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

"Consolidated Total Debt" shall mean, for any Person at any time, the sum, with respect to such Person and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, of all Indebtedness of such Person and its Subsidiaries.

"Debt to EBITDA Ratio" shall mean, as of the last day of any fiscal quarter of the Borrower, the ratio of (i) Consolidated Total Debt of the Borrower at such date to (ii) Consolidated EBITDA of the Borrower for the period of four consecutive fiscal quarters of the Borrower ending on such date.

"Default" shall mean an Event of Default or an event that with the giving of notice or lapse of time or both would become an Event of Default.

"Derivatives Liabilities" shall mean, with respect to any Person, all obligations of such Person in respect of any Hedge Agreement. For purposes hereof, the "credit exposure" at any time of any Person in respect of any Derivatives Liabilities shall be the total amount of net termination or liquidation payments due and payable from such Person at such time (excluding penalties and extraordinary amounts).

"Dividend Payment" by any Person shall mean the payment of any dividend (in cash or in kind) on, or other payment or distribution on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of such Person or of any options, warrants or other rights to acquire the same (or to make any payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market or equity value of such Person), but excluding dividends payable solely in shares of common stock of such Person.

"Dollars" and "$" shall mean lawful money for the time being of the United States.

"Environmental Law" shall mean any applicable federal, state or local governmental law, rule, regulation, statute, ordinance, order, decree, standard, criteria, official norm, permit, license, approval, concession, authorization and/or similar requirements of Governmental Authorities or other authorities relating to pollution or protection of human health, the environment and/or natural resources or the generation, treatment, storage, transportation, disposal, release, threatened release or handling of hazardous materials, hazardous substances, hazardous wastes and/or contaminants, now existing or hereafter adopted including, without limitation, the Mexican General Law of Ecological Balance and Environmental Protection (Ley General del Equilibrio Ecologico y la Proteccion al Ambiente), the Mexican General Law for the Prevention and Integral Management of Wastes (Ley General para la Prevencion y Manejo Integral de los Residuos), the National Waters Law (Ley de Aguas Nacionales), the Mexican General Health Law (Ley General de Salud), Mexican Official Norm NOM-052-SEMARNAT-1993, Mexican Official Norm NOM-053-SEMARNAT-1993, Mexican Official Norm NOM-138-SEMARNAT/SS-2003, the Mexican Federal Regulations on Health and Safety and the Environment at the Work Place (Reglamento Federal de Seguridad, Higiene y Medio Ambiente en el Trabajo) and Mexican official norm NOM-010-STPS-1999, and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

"Event of Default" shall have the meaning set forth in Article 11 hereof.

"Excess Payment" shall have the meaning set forth in Section 4.06.

"Existing Pledge Agreement" shall mean a Floating Lien Pledge Agreement substantially in the form of Exhibit C hereto dated as of the date hereof among the Existing Pledgors and the Collateral Agent.

"Existing Pledgors" shall mean Vitrocar, S.A. de C.V., Distribuidora Nacional de Vidrio, S.A. de C.V., Vitro Automotriz, S.A. de C.V., Vitro Flotado Cubiertas, S.A. de C.V., and Vitro Vidrio y Cristal, S.A. de C.V.

"Existing Restrictions" shall mean the restrictions described in Schedule 1 hereto.

"Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on such Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Foreign Financial Institution" shall have the meaning set forth in Section 5.05(h) hereof.

"GAAP" shall mean generally accepted accounting principles in Mexico in effect from time to time.

"Governmental Authority" shall mean any nation, government, state or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government.

"Guarantee" by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person including, without limitation, an aval and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, or by agreement to purchase assets, goods, securities or services, or to take-or-pay, other than agreements to purchase goods from suppliers on an arm's length basis in the ordinary course of business) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Hedge Agreement" shall mean any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

"IMSS" shall mean the Instituto Mexicano del Seguro Social.

"Indebtedness" shall mean, with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes (including, for the avoidance of doubt, any note payable to an Affiliate of the Borrower which Affiliate is not a Subsidiary of the Borrower) or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable arising in the ordinary course of business not overdue for more than 60 days); (iv) all Capital Lease Obligations of such Person and (without duplication) obligations under Sale-Leaseback Transactions; (v) all obligations, contingent or otherwise, of such Person to reimburse any Person in respect of amounts paid under a letter of credit or similar instrument (other than contingent obligations in respect of documentary letters of credit to support trade transactions of such Person in the ordinary course of business and with maturities of 270 days or less); (vi) all Indebtedness of other Persons secured by a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person; (vii) all Indebtedness of other Persons Guaranteed by such Person; and (viii) the credit exposure of such Person in respect of Derivatives Liabilities; provided, that for purposes solely of computing the outstanding principal amount of Indebtedness of the Obligors or any of them in connection with Sections 10.02(a), 10.02(b) and 10.02(c) hereof, the aggregate outstanding principal amount of Indebtedness hereunder shall be deemed reduced by the amount then credited to the Cash Reserve Account.

"INFONAVIT" shall mean the Instituto del Fondo Nacional de la Vivienda para los Trabajadores.

"Interest Coverage Ratio" shall mean, at any time, the ratio of (i) Consolidated EBITDA of the Borrower for the most recently concluded period of four consecutive fiscal quarters of the Borrower to (ii) Consolidated Interest Expense of the Borrower for such period.

"Interest Period" shall mean (i) in the case of the Interest Period commencing on the Borrowing Date, the period commencing on the Borrowing Date and ending on the date falling three months thereafter and (ii) for each subsequent Interest Period, the period commencing on the last date of the Interest Period then ending and ending on the date falling three months thereafter, provided that any Interest Period which would otherwise expire on a day that is not a Business Day shall expire on the immediately preceding Business Day, and provided further, that no Interest Period shall end after the Maturity Date, and provided further, that the term "Interest Period" shall include any period selected by the Administrative Agent from time to time in accordance with the definition of "Post-Default Rate".

"Inventory" shall have the meaning assigned to the term "Inventario" in the Pledge Agreements.

"Investment" in any Person shall mean: (i) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of, or the making of a capital contribution to, such Person, (ii) the making of any advance, loan or other extension of credit to, such Person (including the purchase of Property from such Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies to such Person in the ordinary course of business, and (iii) the entering into of any Guarantee of Indebtedness or other liability of such Person.

"Invex Assignment Agreement" shall mean that Assignment Agreement dated August 3, 2005, among, Distribuidora Nacional de Vidrio, S.A. de C.V., Vitro Automotriz, S.A. de C.V., Vitro Vidrio y Cristal, S.A. de C.V. and Vitro Flotado Cubiertas, S.A. de C.V., as assignors, and the Invex Trustee, as assignee, in its capacity as trustee pursuant to the Invex Trust.

"Invex Trust" shall mean the Irrevocable Issuance, Management and Payment Trust Agreement No. 486 dated August 3, 2005, among, Distribuidora Nacional de Vidrio , S.A. de C.V., Vitro Vidrio y Cristal, S.A. de C.V., Vitro Automotriz, S.A. de C.V. and Vitro Flotado Cubiertas, S.A. de C.V., as settlors and beneficiaries in third place, and the Invex Trustee, in such capacity.

"Invex Trustee" shall mean Banco Invex, S.A., Institucion de Banca Multiple, Invex Grupo Financiero, Fiduciario, in its capacity as trustee under the Invex Trust, together with its successors in such capacity.

"Joint Venture Subsidiary" shall mean any Subsidiary of the Borrower of which one or more Persons, in the aggregate, that are not Affiliates of any Obligor owns, directly or indirectly, beneficially or of record, 35% or more of the Voting Stock.

"Lenders" shall mean (a) on the date hereof, the Lenders having Commitments specified on Annex I hereto and (b) thereafter, the Lenders from time to time holding Loans and Commitments after giving effect to any assignments thereof permitted by Section 14.06(b).

"LIBOR" shall mean, for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period (or in the case of the first Interest Period, on such first day)by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, "LIBOR" shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; provided, further, that for the initial Interest Period commencing on the Closing Date, "LIBOR" means the rate determined as provided above on the date that is one Business Day prior to the Closing Date or on the Closing Date, whichever is higher.

"Lien" shall mean any mortgage, lien, pledge, charge or other security interest or any preferential arrangement that has the practical effect of creating a security interest.

"Loan" shall have the meaning set forth in Section 2.01(a) hereof.

"Loan Documents" shall mean, collectively, this Agreement, the Notes, the Additional Interest Letter and the Pledge Agreements and all other agreements, instruments, documents and certificates executed by or on behalf of the Borrower and/or the Obligors and delivered concurrently herewith or at any time hereafter to or for the benefit of the Agents and/or any of the Lenders in connection with the transactions contemplated by this Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or extended from time to time.

"Loan Parties" shall mean, collectively, the Lenders and the Agents.

"Majority Lenders" shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding principal amount of the Loans or, if the Loans are not outstanding, Lenders having more than 50% of the aggregate amount of the Commitments.

"Material Adverse Effect" shall mean a material adverse effect on (i) the business, condition (financial or otherwise), operations, Properties or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Obligors to perform their obligations under any of the Loan Documents or (iii) the rights and remedies of the Loan Parties under any of the Loan Documents.

"Material Debt" shall have the meaning specified in Section 11.01(c) hereof.

"Material Subsidiary" shall mean, at any time, any Subsidiary of the Borrower (i) accounting, during the then most recently completed fiscal quarter of the Borrower, for more than 5% of the total sales or more than 5% of the Consolidated EBITDA of the Borrower and its consolidated Subsidiaries on a consolidated basis, or (ii) having, as at the last day of such fiscal quarter, more than 5% of the total assets of the Borrower and its consolidated Subsidiaries on a consolidated basis, all determined in accordance with GAAP.

"Maturity Date" shall mean the date that corresponds numerically to the Closing Date in the 18th month thereafter, provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Date.

"Mexican Subsidiary" means each Wholly-Owned Subsidiary of the Borrower that is organized under the laws of Mexico.

"Mexico" shall mean the United Mexican States.

"Ministry of Finance" shall mean the Secretaria de Hacienda y Credito Publico of Mexico.

"Moody's" shall mean Moody's Investors Service, Inc.

"Negotiation Period" shall have the meaning set forth in Section 5.02 hereof.

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents, received by the Borrower or any Mexican Subsidiaries from such Asset Sale, net of:

(A) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(B) taxes paid or payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(C) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

(D) solely with respect to such Asset Sale, appropriate amounts to be provided by the Borrower or any Mexican Subsidiary, as the case may be, as a reserve, in accordance with Mexican GAAP, against any liabilities associated with such Asset Sale and retained by the Borrower or any Mexican Subsidiary, as the case may be, after such Asset Sale including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, but excluding any reserves with respect to Indebtedness; and

(E) amounts deposited in escrow or under similar arrangements to guarantee indemnification or other obligations arising in connection with such Asset Sale unless and until such amounts are released from escrow or such arrangements to the Borrower or any Mexican Subsidiaries.

 "Non-Guaranteeing Subsidiary" shall mean (i) any Joint Venture Subsidiary and (ii) any Subsidiary acquired by an Obligor after the date of this Agreement that is contractually prohibited (pursuant to a contract not entered into in anticipation of such acquisition) from guaranteeing the obligations of the Borrower under this Agreement.

"Note" shall have the meaning set forth in Section 2.05 hereof.

"Notice of Borrowing" shall have the meaning set forth in Section 2.02 hereof.

"Obligors" shall mean, collectively, the Borrower and the Pledgors.

"Operating Lease Obligation" shall mean, with respect to any Person, the obligation of such Person under any lease (including, without limitation, a lease that may be terminated by the lessee at any time) relating to any Property (whether real, personal or mixed) that does not give rise to Capital Lease Obligations, not including any such lease under which that Person is the lessor.

"Payor" shall have the meaning set forth in Section 4.05 hereof.

"Permitted Liens" shall mean:

(i) Liens imposed by law arising in the ordinary course of business, including (but not limited to) carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of any of the Obligors or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(ii) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other similar social security legislation or in connection with bids relating to the obtaining of a contract for the manufacture and/or sale of products;

(iii) Liens securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings reasonably promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as required by GAAP, shall have been made;

(iv) any Lien which arises pursuant to a final judgment to the extent it does not constitute or give rise to an Event of Default; and

(v) any right of setoff arising by operation of law.

"Person" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

"Pesos" shall mean the lawful currency of Mexico.

"Pilkington" shall mean Pilkington PLC, an English company.

"Pledge Account" shall mean a deposit account of a Pledgor established and maintained with a bank or financial institution in the United States established for the purpose of receiving payments in Dollars made by the Invex Trustee to such Pledgor.

"Pledge Agreements" shall mean, collectively, the Existing Pledge Agreement and the Additional Pledge Agreements.

"Pledgors" shall mean, collectively, the Exiting Pledgors and the Additional Pledgors.

"Post Default Rate" shall mean, in the case of any overdue principal of any Loan, until the end of the then current Interest Period, a rate per annum which is equal to the sum of 2% per annum plus the Applicable Margin plus the LIBOR for such Interest Period, and thereafter a rate per annum which is equal to the sum of 2% per annum plus the Applicable Margin plus the LIBOR applicable to such Interest Period or Interest Periods as shall be selected by the Administrative Agent for funding of such overdue amounts (which Interest Periods shall not be of durations exceeding one month), and in the case of any other overdue amount, a rate per annum equal to the sum of 2% per annum plus the Applicable Margin plus the rate reasonably determined by the Administrative Agent and certified to the Borrower, to be the cost of funding such overdue amount on an overnight basis in the London interbank market from the date of such non-payment until such amount is paid in full (after as well as before judgment).

"Prime Rate" shall mean the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is announced as being effective.

"Process Agent" shall have the meaning set forth in Section 14.11(b) hereof.

"Process Agent Acceptance" shall mean a letter from the Process Agent to the Administrative Agent, in substantially the form of Exhibit J-1 hereto.

"Property" or "Properties" of any Person shall mean any property or assets of such Person.

"Qualified Receivables Transaction" means (i) the receivable facilities of the Borrower and its Subsidiaries existing on the date hereof and (ii) any successor receivables facilities, provided that (x) the aggregate principal amount of receivable facilities, in no event at any time, shall (A) with respect to the Borrower, exceed $31.5 million and (B) with respect to the Borrower and its Subsidiaries, $75 million, and (y) the Collateral Agent shall be entitled to require necessary or advisable modifications to the Pledge Agreements to preserve the security interests created by the Pledge Agreements in the Collateral, together with an opinion from Mexican counsel in connection with such modifications; provided that no fee shall be payable to the Lenders as a result or in connection with such modifications other than the fees and expenses of each Agent incurred in connection therewith, including, without limitation, fees and expenses of counsels for the Agents.

"Rate Determination Notice" shall have the meaning set forth in Section 5.02 hereof.

"Register" shall have the meaning set forth in Section 14.06(c) hereof.

"Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System, as amended.

"Replacement Asset" shall have the meaning set forth in Section 9.14(a).

"Required Payment" shall have the meaning set forth in Section 4.05 hereof.

"Requirement of Law" shall mean, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or revenues.

"Responsible Officer" shall mean the chief financial officer, chief accounting officer or such other senior executive officer having primary responsibility for the matter at hand.

"S&P" shall mean Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

"Sale-Leaseback Transaction" shall mean, with respect to any Person, any transaction in which such Person, directly or indirectly, becomes liable as lessee or as a guarantor or other surety with respect to any lease, whether a Capital Lease Obligation or an Operating Lease Obligation, of any Property, whether then owned or thereafter acquired, (i) which such Person has sold or otherwise transferred or is to sell or transfer to any other Person or (ii) which such Person intends to use for substantially the same purposes as any other Property which has been or is sold or transferred by such Person to any other Person in connection with such lease.

"SAR" shall mean Sistema de Ahorro para el Retiro or mandatory retirement system of Mexico.

"Solvent" shall mean, with respect to any Person at any time, that (a) the fair value of the Property of such Person is greater than the total amount of liabilities (including without limitation contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business and is not about to engage in a business for which such Person's property would constitute an unreasonably small capital and (e) such Person is not, or is not deemed to be, generally in default with respect to its payment obligations pursuant to the Mexican Ley de Concursos Mercantiles.

"Subsidiary" of any Person shall mean any corporation or other entity more than 50% of the Voting Shares of which are owned or controlled, directly or indirectly, by such Person and/or any Subsidiary of such Person.

"Substitute Basis" shall have the meaning set forth in Section 5.02 hereof.

"Taxes" shall have the meaning set forth in Section 5.05 hereof.

"Taxing Jurisdiction" shall have the meaning set forth in Section 5.05 hereof.

"United States" shall mean the United States of America.

"Upfront Fee" shall have the meaning set forth in Section 2.03 hereof.

"Vitro" shall mean Vitro, S.A. de C.V., a Mexican corporation (sociedad anonima de capital variable).

"Voting Shares" shall mean, with respect to any Person, any class or classes of capital stock or other ownership interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

"Wholly-Owned Subsidiary" shall mean, with respect to any Person, a Subsidiary of which all of the outstanding capital stock of which (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person or any other Person that satisfies the definition of Wholly-Owned Subsidiary with respect to such Person.

Section 1.02. Accounting Terms And Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited financial statements of the Obligors delivered to the Lenders hereunder.

Article 2
Commitments, Etc.

Section 2.01. Loans.

(a) Each Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make one term loan to the Borrower (each a "Loan" and, collectively, the "Loans") in Dollars on a single Business Day on or before the Commitment Termination Date, in a principal amount equal to such Lender's Commitment and, as to all Lenders, in an aggregate principal amount equal to $45,000,000.

(b) The proceeds of the Loans shall be used by the Borrower solely (i) to finance all or any part of the acquisition of raw materials, utilities and other Property (including working capital loans ("creditos de habilitacion" or "avio")), (ii) to refinance any Indebtedness incurred or assumed for the purpose described in clause (i) and (iii) to pay fees and expenses relating to the transactions contemplated hereby. No Loan Party shall have any responsibility as to the use of any of the proceeds of any Loan.

Section 2.02. Borrowing. The Borrower shall give the Administrative Agent written notice of the Borrowing in substantially the form of Exhibit D hereto (a "Notice of Borrowing") as provided in Section 4.04 hereof and shall be signed by the Borrower. Not later than 11:00 a.m. New York time on the date specified for the Borrowing, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to the Administrative Agent, at the Administrative Agent's Account, in immediately available funds, for account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be applied to the payment of the fees and expenses referred to in Section 6.01(i) hereof and otherwise remitted by the Administrative Agent as agreed among the Borrower and the Administrative Agent in accordance with the terms of this Agreement.

Section 2.03. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of the Agents and the Arranger fees in such amounts, on such terms and at such times as previously agreed upon among the Borrower and the Administrative Agent and the Arranger.

(b) The Borrower agrees to pay to the Administrative Agent on the Closing Date, for the account of the Lenders ratably in accordance with their respective Commitments, an upfront fee (the "Upfront Fee") in the amount equal to 0.50% of the aggregate amount of the Commitments.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for its own account or for distribution to the Lenders entitled thereto, as applicable. Fees paid shall not be refundable under any circumstances.

Section 2.04. Several Obligations; Certain Remedies Independent. The failure of any Lender to make the Loan or Loans to be made by it on the occasion of the Borrowing shall not relieve any other Lender of its obligation to make its Loan or Loans on such date, but neither any Lender nor any Agent shall be responsible for the failure of any other Lender to make the Loan or Loans to be made by such other Lender on such date, and no Lender shall have any obligation to either Agent or any other Lender for the failure by such Lender to make any Loan or Loans required to be made by such Lender. The amounts payable by the Borrower at any time hereunder and under the Notes to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its individual rights arising out of this Agreement and the Notes independently of any other Lender, except to the extent this Agreement provides that the exercise of any right shall require the consent of the Majority Lenders or of all of the Lenders, and, except as so required, it shall not be necessary for any other Lender or either Agent to consent to, or be joined as an additional party in, any proceedings to recover the payment of any overdue amounts.

Section 2.05. Notes. Any Lender may request that the Loan made by it be evidenced by a promissory note (any such promissory note, a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note substantially in the form of Exhibit A hereto and payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

Article 3
Payments Of Principal And Interest

Section 3.01. Repayment Of Loans. The Borrower agrees to repay the full principal amount of the Loans (together with accrued and unpaid interest thereon to but excluding the date of payment) on the Maturity Date.

Section 3.02. Interest.

(a) The Borrower agrees to pay interest on the unpaid principal amount of the Loan made by each Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate per annum equal to the LIBOR for each Interest Period plus the Applicable Margin.

(b) Notwithstanding the foregoing, the Borrower agrees to pay interest at the applicable Post Default Rate on any principal of the Loan, of any Lender, and on any other amount whatsoever payable by the Borrower to such Lender or either Agent hereunder, that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full.

(c) Accrued interest on each Loan shall be payable on the last day of each Interest Period and upon the payment or each prepayment thereof (on the principal amount so paid or prepaid), provided, that interest payable at the Post Default Rate shall be payable from time to time on demand.

(d) Promptly after the determination of any interest rate provided for herein or any change therein pursuant to this Agreement, the Administrative Agent shall (without limiting the requirements of Section 14.02 that all notices be in writing) give written notice thereof to the Lenders and to the Borrower. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 3.03. Optional Prepayments. The Borrower shall not be permitted to prepay, at its option, any Loan in whole or in part at any time prior to September 11, 2006. On or after September 11, 2006, the Borrower shall have the right to prepay the Loans in whole or in part at any time or from time to time, which prepayment shall in each case be made together with accrued and unpaid interest thereon and all other amounts payable under this Agreement (including without limitation Section 5.04 hereof) without premium or penalty (subject to Section 5.04 hereof), provided, that (i) the Borrower shall give the Administrative Agent notice of each prepayment under this Section 3.03 as provided in Section 4.04 hereof (and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder) and (ii) each partial prepayment hereunder shall be in the aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Amounts prepaid hereunder may not be reborrowed.

Section 3.04. Mandatory Prepayments. The Borrower shall provide the Lenders with written notice (a "Change of Control Notice") within five Business Days of the occurrence of any Change of Control, whereupon upon the written request of the Majority Lenders, which request shall be made within 15 days after the date of such Change of Control Notice, the Borrower shall, within thirty Business Days after receipt of such request, prepay the outstanding principal amount of all Loans and all accrued and unpaid interest thereon, together with all other amounts payable by the Borrower under this Agreement. Amounts prepaid hereunder may not be reborrowed.

Article 4
Payments, Etc.

Section 4.01. Payments.

(a) The Borrower shall make each payment of principal of, and interest on, the Loans and of all fees and other amounts payable hereunder not later than 12:00 noon (New York time) on the date when due, in Dollars and immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent's Account for the account of the relevant Loan Parties.

(b) Each payment received by the Administrative Agent under this Agreement for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender's Applicable Lending Office.

(c) If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be the immediately preceding Business Day.

Section 4.02. Pro Rata Payments. Except to the extent otherwise expressly provided herein, (a) the Loans shall be made by the relevant Lenders pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of the Loans shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (c) each payment of interest on the Loans shall be made for account of the Lenders pro rata in accordance with the respective amounts of interest on the Loans then due and payable to them.

Section 4.03. Computations. Interest on the Loans shall be computed on the basis of a year of 360 days and the actual number of days elapsed occurring in the period for which interest shall be payable, except that interest determined pursuant to Section 5.02 hereof on the basis of the Base Rate shall be determined on the basis of a year of 365 or 366 days and the actual number of days elapsed (including in each case the first day but excluding the last day).

Section 4.04 . Certain Notices. The Notice of Borrowing shall be effective only if received by the Administrative Agent at least one Business Day prior to the date of the Borrowing and each notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 11:00 a.m. New York time on the date three Business Days prior to the date of the optional prepayment. The Notice of Borrowing shall specify the amount to be borrowed and the date of the Borrowing (which shall be a Business Day). Each notice of optional prepayment shall specify (subject to Section 3.03 hereof) the amount to be prepaid and the date of prepayment (which shall be a Business Day). The Administrative Agent shall promptly notify the Lenders of the contents of each such notice.

Section 4.05. Non Receipt Of Funds By The Administrative Agent. Unless the Administrative Agent shall have been notified in writing by any Lender or the Borrower (each, a "Payor") prior to the date on which the Payor is to make payment to the Administrative Agent (in the case of a Lender) of the proceeds of a Loan to be made by such Lender hereunder or (in the case of the Borrower) of a payment to the Administrative Agent for account of the Lenders hereunder (any such payment being herein called the "Required Payment") that such Payor will not make the Required Payment, the Administrative Agent may (but shall not be obligated to) assume that the Payor is making the Required Payment available to the Administrative Agent and, in reliance upon such assumption, make available to the relevant Lenders or the Borrower, as the case may be, a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on such date, the Payor shall pay to the Administrative Agent, on demand, such amount with interest thereon at (in the case of a Lender) the Federal Funds Effective Rate and (in the case of the Borrower) equal to the rate specified in Section 3.02(c) hereof, in each case until such amount is made available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Payor with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

Section 4.06. Sharing Of Payments.

(a) If any Lender shall obtain payment of any principal of or interest on any Loan or payment of any other amount under this Agreement through the exercise of any right of set off, banker's lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a percentage of the principal of or interest on such Loan or such other amounts then due hereunder by the Borrower to such Lender in excess of its pro rata share thereof, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time, as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts (the "Excess Payment"), respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored; provided, that if any Lender shall commence an action or proceeding in any court to collect the principal of or interest on a Loan held by, or any other amount owed to, such Lender, and as a result thereof shall receive a disproportionate payment (other than any such payment received by such Lender as a result of attachment of, or set-off, exercise of banker's lien or any other proceedings against, deposits or other property held by such Lender), such Lender shall not be required to share any portion of such disproportionate payment with any other Lender which, having received notice from such first-mentioned Lender (through the Administrative Agent) of such action or proceeding, had the legal right to, but did not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding in any appropriate court to collect (as applicable) the principal of or interest on the Loans held by, or other such amount owed to, such other Lender.

 (b) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

Article 5
Yield Protection, Etc.

Section 5.01. Additional Costs.

(a) If, on or after the date hereof, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting any Loan, Note or Commitment of such Lender, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under any Note, by an amount reasonably deemed by such Lender to be material (other than Taxes, which shall be treated in accordance with Section 5.05 hereof), then the Borrower shall pay to such Lender on the date five (5) Business Days after demand, such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided, that this clause (a) shall not be deemed to apply to any increase in cost to, or reduction in an amount received or receivable by, such Lender described above in this clause (a) to the extent attributable to regulatory action taken by reason of the occurrence of a material adverse change in the financial condition or capitalization of such Lender.

(b) If any Lender shall have determined that, after the date hereof, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on capital of such Lender (or its parent) as a consequence of such Lender's obligations hereunder or its Loan or Loans to a level below that which such Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then from time to time, within 15 days after demand (which refers to the relevant Requirement of Law in reasonable detail) by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its parent) for such reduction; provided, that this clause (b) shall not be deemed to apply to any such reduction incurred by a Lender to the extent attributable to regulatory action taken by reason of the occurrence of a material adverse change in the financial condition or capitalization of such Lender.

(c) Each Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section, such notice to provide reasonable detail of such event. Before giving any such notice pursuant to this subsection (c) such Lender shall designate a different Applicable Lending Office if such designation (i) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (ii) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder and providing reasonable detail as aforesaid, shall be conclusive and binding on the Borrower in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods as long as such methods are consistent with such Lender's treatment of customers similar to the Borrower having generally similar provisions in their agreements with such Lender. Notwithstanding anything to the contrary in clauses (a) and (b) above, no Lender shall be entitled to make a claim for compensation with respect to any event occurring more than 180 days prior to the date on which such Lender notifies the Borrower of its claim for compensation.

(d) If any Lender requests compensation under this Section 5.01, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (subject to the restrictions contained in Section 14.06(b)), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) such assignee shall be subject to the prior approval of the Administrative Agent, (ii) such Lender shall have received payment in full of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, and (iii) such assignment is reasonably expected to result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.02. Substitute Basis. If, on or prior to the first day of any Interest Period (an "Affected Interest Period"):

(a) the Administrative Agent determines that, by reason of circumstances affecting the London interbank eurodollar market, the "LIBOR" cannot be determined pursuant to the definition thereof, or

(b) the Majority Lenders determine and notify the Administrative Agent that the relevant rates of interest referred to in the definition of "LIBOR" in Section 1.01 hereof upon the basis of which the rate of interest for Loans for such Affected Interest Period is to be determined will not be adequate to cover the cost to such Lenders of making or maintaining their Loans for such Affected Interest Period, then the Administrative Agent shall give notice thereof (a "Rate Determination Notice") to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, during the ninety-day period following such Rate Determination Notice (the "Negotiation Period") the Administrative Agent and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis (having the written approval of the Majority Lenders) for the Loans which shall reflect the cost to the Lenders of funding their Loans from alternative sources (a "Substitute Basis"), and if such Substitute Basis is so agreed upon during the Negotiation Period, such Substitute Basis shall apply in lieu of the LIBOR to all Interest Periods commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply. If a Substitute Basis is not agreed upon during the Negotiation Period, the Base Rate as in effect from time to time shall apply in lieu of the LIBOR for the relevant Interest Periods.

Section 5.03. Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority shall make it unlawful for any Lender or its Applicable Lending Office to make or maintain Loans hereunder (and, in the opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) following which (a) such Lender's Commitment shall be suspended until such time as such Lender may again make and maintain Loans hereunder and (b) if such Requirement of Law shall so mandate, such Lender's Loans shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such Requirement of Law; provided, however, that if it is lawful for such Lender to maintain its Loans through the last day of the current Interest Period, such payment shall be made on such date; provided further, however, that the relevant Lender shall use its reasonable efforts to avoid or minimize the effect of such Requirement of Law, including by transferring the affected Loan or Loans to a different lending office, if it can do so without material cost, expense or legal detriment to it, in its sole and absolute judgment. In the event that the effects of the Requirement of Law cannot be avoided or minimized by such Lender as provided in this Section 5.03, the Borrower may, if no Default has occurred and is continuing, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (subject to the restrictions contained in Section 14.06), all of its interest, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if such other Lender accepts such assignment); provided, that (i) such assignee shall be subject to the prior approval of the Administrative Agent, (ii) such Lender shall have received payment in full of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, and (iii) such assignment is reasonably expected to result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.04. Compensation. The Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts (if any) as shall be sufficient to compensate it for any loss, cost or expense that such Lender determines is attributable to:

(a) any optional or mandatory prepayment of any Loan made by such Lender for any reason on a date other than the last day of an Interest Period; and

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Article 6 hereof to be satisfied) to make a Borrowing on the date for such Borrowing specified in the Notice of Borrowing given pursuant to Section 2.02 hereof, or to prepay such Loan in accordance with a notice of prepayment under Section 3.03 hereof or a Change of Control Notice under Section 3.04 hereof or any assignment by such Lender pursuant to Section 5.01(d) or Section 5.03 hereof on a date other than the last day of an Interest Period.

Each Lender will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under this Section 5.04, which certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

Section 5.05. Taxes.

(a) All payments by the Borrower in respect of the Loans shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, duties, assessments, fees or other governmental charges ("Taxes") imposed or levied by or on behalf of Mexico or of any other jurisdiction in which the Borrower is incorporated or any political subdivision or taxing authority thereof or therein (any of the aforementioned, a "Taxing Jurisdiction"), unless such withholding or deduction is required by law.

(b) Subject to Section 5.05(c), if the Borrower is required by the law of any Taxing Jurisdiction to make any such withholding or deduction, the Borrower shall (i) pay to the Lenders such additional amounts ("Additional Amounts") as may be necessary so that every net payment made by the Borrower on the Loans after deduction or withholding for or on account of any such Taxes (including deductions applicable to Additional Amounts payable under this paragraph (b)) shall not be less than the amount the Lenders would have received with respect to such Loans had no such deduction or withholding been made; and (ii) pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law

(c) The obligation to pay Additional Amounts set forth in Section 5.05(b) shall not apply to:

(i) any tax, duty, assessment, fee or other governmental charge that would not have been imposed but for the existence of any present or former connection, including a permanent establishment or fixed base, between such Lender and Mexico or any other applicable Taxing Jurisdiction imposing such governmental charge other than by the receipt of such payment and the terms of the Loan Documents;

(ii) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or

(iii) in the case of any Lender that is or was a Foreign Financial Institution (as defined below) on the date such Person became a Lender and thus subject to the requirements of paragraph (h) below, any withholding taxes imposed as a result of a failure of such Lender to comply with its obligations set forth in paragraph (h) below, subject to the exceptions and limitations provided therein; provided that the Taxes excluded shall be deemed to include only withholdings or deductions payable by the Borrower in respect of payments hereunder in excess of a rate equal to the rate applicable if there had been no such failure by such Lender to comply with paragraph (h) below.

(d) At least 30 calendar days prior to each date on which any payment under or with respect to the Loans is due and payable (or, as early as practicable, if the obligation to pay Additional Amounts arises after the 30th day prior to such date), if the Borrower will be obligated to pay Additional Amounts with respect to such payment in an amount different than the Additional Amounts payable on the date hereof, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer stating the fact that such Additional Amounts will be payable and the amounts so payable, and setting forth such other information necessary to enable the Administrative Agent to pay such Additional Amounts to Lenders on the payment date. In the absence of any such certificate, the Administrative Agent may assume that no such deduction or withholding shall be required. The Borrower agrees to indemnify the Administrative Agent for, and to hold it harmless against, any loss, liability or expense incurred without bad faith on its part arising out of or in connection with actions taken or omitted by it in reliance, absent manifest error, on any certificate furnished pursuant to this Section 5.05(d) or not furnished. The obligations of the Borrower under this Section 5.05(d) shall survive the payment of the Loans, the resignation or removal of the Administrative Agent and/or the termination of this Agreement.

(e) The Borrower shall provide to the Administrative Agent documentation evidencing payment of withholding taxes within 30 days after payment thereof. Copies of such documentation shall be made available to Lenders upon written request therefor.

(f) The Borrower will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest and penalties with respect thereto in Mexico or the United States or any political subdivision thereof or taxing authority of or in the foregoing in respect of the Borrowing.

(g) Whenever in this Agreement there is mentioned, in any context:

 (i) the payment of principal, interest or additional interest on the Loans;

(ii) redemption or repurchase prices in respect of the Loans; or

(iii) any other amount payable on or with respect to any of the Loans,

such reference will be deemed to include payment of Additional Amounts as described under this Section 5.05 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(h) Each Lender that is a Foreign Financial Institution on the Closing Date (or, if such Lender becomes a Lender after the Closing Date as a result of an assignment, on the date of such assignment) shall, at the request of the Borrower, made pursuant to a written notice given at least 30 days prior to the relevant filing date, use reasonable commercial efforts to file with the Ministry of Finance or, where applicable, in accordance with the laws of any jurisdiction outside Mexico from or through which payments hereunder or under any Notes are made, any form, certificate or other similar filing requested by the Borrower (including without limitation any such filing that may be required to maintain such Loan Party's status as a Foreign Financial Institution) if (1) such filing is required under applicable law or a treaty for the avoidance of double taxation then in effect, (2) such filing would avoid the need for making any tax withholding or deduction, or reduce the tax rate of any such withholding or deduction which may thereafter accrue to or for the account of such Lender pursuant to this Section and (3) such filing would not, in the good faith judgment of such Lender, require such Lender to disclose any confidential or proprietary information or be otherwise disadvantageous to such Loan Parties. Notwithstanding the foregoing, it is understood and agreed that nothing in this Section shall interfere with the rights of any Loan Party to conduct its fiscal or tax affairs in such manner as it deems appropriate. As used herein, "Foreign Financial Institution" means an institution registered as a foreign financial institution with the Ministry of Finance in the registry referred to in Article 197 of Mexico's Income Tax Law and any successor provision thereof, for purposes of fraccion I, inciso a), of Article 195 of Mexico's Income Tax Law.

(i) The Borrower shall indemnify each Lender Party against, and reimburse each Lender Party on demand for, any Taxes and any loss, liability, claim or expense, including interest, penalties and legal fees, that such Lender Party may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Taxes when due, provided that the Borrower shall not be obligated to make payment to the Lender Party pursuant to this clause (i) in respect of penalties, interest and other liabilities attributable to any Taxes, if (i) written demand therefor has not been made by the Lender Party within 60 days from the date on which such Lender Party had actual knowledge of the imposition of Taxes by the relevant taxing or governmental authority or (ii) such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Lender Party. After a Lender Party learns of the imposition of Taxes, such Lender Party shall act in good faith to notify the Borrower of its obligations hereunder.

Article 6
Conditions Precedent

Section 6.01. Conditions To Effectiveness. The effectiveness of Section 2.01(a) hereof shall be subject to the conditions precedent that (i) the Majority Lenders shall not have determined, and notified the Administrative Agent, that an event or circumstance has occurred since December 31, 2004, that has had a Material Adverse Effect, (ii) the Majority Lenders shall not have determined, and notified the Administrative Agent, that a material adverse change has occurred since December 31, 2004, in the political, economic or financial condition of Mexico or the United States or in the market for loan or debt securities of Mexican borrowers, and (iii) the Administrative Agent shall have received the following documents (with certified English translations of documents not in English, except for the Existing Pledge Agreement and the estatutos sociales, powers of attorney and the corporate authorizations of the Obligors), each of which shall be in form and substance satisfactory to the Administrative Agent (provided, that such conditions shall be satisfied not later than the Commitment Termination Date):

(a) Executed Agreement. This Agreement, duly executed and delivered by the Obligors and each of the other parties hereto.

(b) Additional Interest Letter. An Additional Interest Letter, duly executed and delivered by each of the parties party thereto.

(c) Existing Pledge Agreement. The Existing Pledge Agreement, duly executed and delivered by the Existing Pledgors and the Collateral Agent, whose signatures shall be ratified by a Mexican notary public, together with evidence satisfactory to the Collateral Agent of the effectiveness of the security contemplated thereby and evidence satisfactory to the Collateral Agent that the Existing Pledge Agreement has been filed with the Registro Publico de la Propiedad y del Comercio de Monterrey, Estado de Nuevo Leon which is the jurisdiction in which each of the Pledgors maintains its corporate domicile, for which purpose the Pledgors shall deliver to the Collateral Agent an original letter executed by a Mexican notary public whereby such Mexican notary public certifies that the Existing Pledge Agreement has been filed for registration in the Registro Publico de la Propiedad y del Comercio de Monterrey, Estado de Nuevo Leon.

(d) Approvals. Certified copies of all licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including, without limitation, all foreign exchange approvals, but not including evidence of the recordation of the Existing Pledge Agreements with the Registro Publico de la Propiedad y del Comercio de Monterrey, Estado de Nuevo Leon), and of all third-party consents and approvals, if any, necessary in connection with the making and performance by each Obligor of the Loan Documents to which it is a party and the transactions contemplated hereby and thereby.

(e) Corporate Documents.

(i) The estatutos sociales, certificate of incorporation or other constitutive documents of each Obligor, certified by a Mexican notary public and certified by an appropriate officer of such Obligor as true and correct and in full force and effect;

(ii) the powers of attorney, certified by a Mexican notary public, authorizing the relevant officers of each Obligor to execute and deliver the Loan Documents to which such Obligor is a party (including authority to execute titulos de credito and for actos de dominio); and

(iii) corporate resolutions, in form and substance reasonably satisfactory to the Administrative Agent, authorizing the making and performance by each Obligor of the Loan Documents to which such Obligor is a party if required by such Obligor's corporate documents.

(f) Incumbency Certificate. A certificate of each Obligor in substantially the form of Exhibit E hereto as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of such Obligor.

(g) Opinions of Counsel.

(i) An opinion, dated the Closing Date, of Kuri Breňa, Sanchez Ugarte, Corcuera y Aznar, S.C., special Mexican counsel to the Obligors, in substantially the form of Exhibit F-1 hereto.

(ii) An opinion, dated the Closing Date, of Lic. Alejandro Sanchez, General Counsel to the Obligors, in substantially the form of Exhibit F-2 hereto.

(iii) An opinion, dated the Closing Date, of Cravath, Swaine & Moore LLP, special New York counsel to the Obligors, in substantially the form of Exhibit G hereto.

(iv) An opinion, dated the Closing Date, of Creel, Garcia-Cuellar y Muggenburg, S.C., special Mexican counsel to the Agents, in substantially the form of Exhibit H hereto.

(v) An opinion, dated the Closing Date, of Davis Polk & Wardwell, special New York counsel to the Administrative Agent, in substantially the form of Exhibit I hereto.

(h) Process Agent Acceptance. (i) A Process Agent Acceptance, duly executed and delivered by the Process Agent, and (ii) a Mexican law notarized special irrevocable power of attorney of each Obligor appointing such Process Agent, in substantially the form of Exhibit J-2 hereto.

(i) Fees. Irrevocable authorization by the Borrower to deduct (a) all fees referred to in Section 2.03 hereof and all reasonable and documented accrued fees and expenses of each Agent, of the expenses then due and payable under Section 14.03 hereof, including, without limitation, the Upfront Fees, the reasonable and documented fees and expenses of Davis Polk & Wardwell, special New York counsel to the Administrative Agent, and Creel, Garcia-Cuellar y Muggenburg, S.C., special Mexican counsel to the Agents, in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the making of the Loans hereunder, and also including all stamp taxes or similar taxes in connection with the Loan Documents, from the proceeds of the Loans; provided, that a statement of such fees and expenses shall have been submitted at least one Business Day prior to the Borrowing Date and (b) all outstanding fees and expenses due to Cravath Swaine & Moore LLP.

(j) Pro Forma Certificate. A certificate of the Borrower setting forth in reasonable detail the calculations required to establish whether the Borrower would have been in compliance with the requirements of Sections 10.02(a), (b), and (c) hereof on and as of June 30, 2005 if the Loans under this Agreement were reflected on a pro forma basis in the financial statements of the Borrower for the six-months ending on such date.

(k) Collateral Ratio Certificate. A Collateral Ratio Certificate, dated the Closing Date, in accordance with Section 9.05(d) hereof.

(l) Other Documents. Such other documents relating hereto as either Agent or any Lender shall reasonably request.

Section 6.02. Additional Conditions To Borrowing. The obligation of each Lender to make its Loan or Loans hereunder on the Borrowing Date is also subject to further conditions precedent that both immediately prior to the making of such Loan or Loans and also after giving effect thereto and to the intended use thereof:

(a) no Default shall have occurred and be continuing;

(b) the representations and warranties made by the Obligors in this Agreement shall be true on and as of the Borrowing Date and immediately after giving effect to the application of the proceeds of the Loans with the same force and effect as if made on and as of such date (or, in the case of any representation and warranty that expressly relates to a specific date, as of such specific date);

(c) the Administrative Agent shall have received the Notes evidencing the Loans in accordance with Section 2.05 hereof;

(d) the Administrative Agent shall have received the Notice of Borrowing in accordance with Section 2.02 hereof;

(e) substantially simultaneously with the making of the Loans hereunder, Vitro Envases Nortamerica, S.A. de C.V. shall have entered into a credit facility in an aggregate principal amount of $105,000,000, and the loan provided for thereunder shall have been fully made; and

(f) the Administrative Agent shall have received irrevocable instructions signed by the Borrower, in form and substance satisfactory to the Administrative Agent, as to the remittance by the Administrative Agent of the proceeds of the Loans (such instructions to be consistent with the provisions of Section 2.01(b), Section 6.01(i) and Section 9.15 hereof).

Unless the Borrower otherwise notify the Administrative Agent prior to the Borrowing Date, the Notice of Borrowing shall constitute a certification by the Borrower that the conditions set forth in clauses (a) and (b) of this Section 6.02 have been fulfilled as of the Borrowing Date.

Article 7
[reserved]

Article 8
Representations And Warranties

Except as otherwise specified herein, each Obligor represents and warrants to the Loan Parties with respect to itself (except as otherwise provided herein) that, as of the date hereof and as of the date of the Borrowing (unless otherwise specified):

Section 8.01. Power And Authority. It (a) is a corporation, a sociedad anonima de capital variable or a sociedad anonima, as applicable, duly organized and validly existing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted, (c) is qualified to do business and is in good standing (except in any jurisdiction that does not recognize such concept) in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, (d) has the power and authority to make and perform each of the Loan Documents to which it is a party and to borrow the Loans hereunder and (e) is in compliance with all applicable laws and regulations except where failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

Section 8.02. Due Authorization, Etc. The making and performance by such Obligor of the Loan Documents to which it is a party and of all other documents and instruments to be executed and delivered by it hereunder have been duly authorized by all necessary corporate action, and do not contravene (a) its estatutos sociales or, if applicable, other constitutive documents, (b) any Requirement of Law, or (c) any agreement or instrument or material contractual restriction binding on or affecting it or any of its Property, and do not and will not result in the imposition of any Lien on any of its Property, except Liens created or arising under the Loan Documents. No part of the proceeds of the Loans will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (and no Indebtedness refinanced with the proceeds of the Loans will have been used for such purpose).

Section 8.03 . Governmental And Other Approvals. No license, consent, authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (including without limitation any foreign exchange approval), and no other third-party consent or approval, is necessary for the due execution, delivery and performance by such Obligor of the Loan Documents or for the legality, validity, binding effect or enforceability thereof against it. Except for the registration of the Pledge Agreements with the appropriate Public Registries of Commerce of Mexico in which each of the Pledgors maintains its corporate domicile and the other perfection requirements expressly provided for in the Pledge Agreements, no other filing, registration or other action is required to be accomplished in Mexico or any other jurisdiction in order to cause the security interest created under the Pledge Agreements in the Collateral to be a valid first and prior perfected security interest therein.

Section 8.04. Legal Effect. Each of this Agreement and each other Loan Document to which it is a party has been duly executed and delivered by such Obligor, this Agreement and each other Loan Document (other than the Notes) constitutes and each Note when duly executed and delivered by such Obligor for value received, will constitute the legal, valid and binding obligation of such Obligor, enforceable against it in accordance with its terms.

Section 8.05. Financial Statements. The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2004 and the related audited consolidated statements of income and changes in financial position (cambios en la situacion financiera) for the fiscal year ending on that date, with the opinion thereon from the Auditor, and the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of June 30, 2005 and the related unaudited consolidated statements of income and changes in financial position (cambios en la situacion financiera) for the six-month period then ended, certified by the chief financial officer of the Borrower, each of which has heretofore been furnished to the Lenders, are complete and correct and fairly present the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at said respective dates and the consolidated results of their respective operations for the fiscal year and six-month period ending on said dates, all in accordance with GAAP, and the Borrower and its Subsidiaries do not have material contingent liabilities or unusual forward or long-term commitments not disclosed therein. Since December 31, 2004, no event or circumstance has occurred that has had a Material Adverse Effect.

Section 8.06. Ranking. The payment obligations of such Obligor hereunder are and will at all times be unconditional and unsubordinated general obligations of such Obligor and rank and will at all times rank at least pari passu with all other present and future unsecured Indebtedness of the Borrower.

Section 8.07. No Actions Or Proceedings. Except as set forth on Schedule 2, there is no litigation, investigation or proceeding pending or, to the best of its knowledge, threatened against such Obligor or any of its Subsidiaries by or before any Governmental Authority that (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. The operations of such Obligor and those of its Subsidiaries comply with all applicable laws, rules, regulations and orders (including without limitation all Environmental Laws) of Governmental Authorities, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

Section 8.08. Commercial Activity; Absence Of Immunity. It is subject to civil and commercial law with respect to its obligations under the Loan Documents, and the making and performance by it of the Loan Documents constitute private and commercial acts rather than public or governmental acts. It is not entitled to any immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit, set-off or proceeding, or the service of process in connection therewith, arising under the Loan Documents.

Section 8.09. Taxes. (a) There is no income, stamp or other similar tax, levy, assessment, impost, deduction, charge or withholding imposed by Mexico (or any municipality or other political subdivision or taxing authority thereof or therein that exercises power to impose such tax, levy, assessment, impost, deduction, charge or withholding) either (i) on or by virtue of the execution or delivery by any Obligor of the Loan Documents or (ii) on any payment to be made by any Obligor pursuant to the Loan Documents, other than any such tax, levy, assessment, impost, deduction, charge or withholding imposed on any Person as a result of such Person being organized under the laws of Mexico or by virtue of its having a permanent establishment in Mexico to which income under the Loan Documents is attributable or its Applicable Lending Office being located in Mexico, except for withholding tax on payments of interest and fees deemed to be interest to Lenders that are not residents of Mexico for tax purposes.

(b) It has filed all material foreign federal, state and local tax returns required to be filed or has requested extensions thereof and paid all taxes required to be paid by it and any other assessment, fine, or penalty levied against it, to the extent any of the foregoing is due and payable, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves have been made if required in accordance with GAAP.

Section 8.10. Legal Form. This Agreement and the other Loan Documents to which it is a party are in proper legal form under the laws of its jurisdiction of incorporation for the enforcement thereof against it under such law. All formalities required in its jurisdiction of incorporation for the validity and enforceability of each of the Loan Documents have been satisfied, and no Additional Amounts are required to be paid and no notarization is required, (other than required notarization of the Pledge Agreements), for the validity and enforceability thereof; provided, that in the event any legal proceedings are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings needs to be prepared by a court-approved translator and would have to be approved by such court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

Section 8.11. Liens. Schedule 4 hereto is a complete and correct list of each Lien granted by it in connection with any Indebtedness as of the date hereof.

Section 8.12. Solvency. It is, and after giving effect to the making of the Loans and the use of proceeds thereof will be, Solvent.

Section 8.13. Restrictions On Upstreaming. Other than as provided in Section 9.16 and the Existing Restrictions, none of its Subsidiaries is subject on the date hereof to any contractual restriction on its ability to make any Dividend Payment.

Section 8.14. Not An Investment Company. It is not required to register as an "investment company" under the Investment Company Act of 1940, as amended.

Section 8.15. Material Agreements. Schedule 5 hereto is a complete and correct list of (a) each credit agreement, loan agreement or indenture and (b) each purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit to, or Guarantee by, such Obligor outstanding on the date hereof (and, in the case of sub-section (b), with an outstanding amount in excess of $10,000,000), the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in said Schedule 5.

Section 8.16. Properties.

(a) It has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for (i) easements, zoning restrictions, rights-of-way and similar encumbrances imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of its business and (ii) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) It owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and its use thereof does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.17. Disclosure. All information furnished on or prior to the Closing Date by any Obligor to any Loan Party in connection with this Agreement and the transactions contemplated hereby are true, complete and accurate in all material respect, or (in the case of projections, if applicable) based on reasonable estimates, on the date as of which such information is stated or certified.

Article 9
Covenants Of The Borrower

Except as otherwise specified herein, the Borrower covenants and agrees with the Loan Parties that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Borrower hereunder and under the other Loan Documents:

Section 9.01. Corporate Existence, Etc. It will, and will cause each of its Subsidiaries to, (a) preserve and maintain its corporate existence and all of its material rights and licenses, (b) maintain in all material respects appropriate accounting and corporate books and records, and (c) permit representatives of either Agent (and if an Event of Default has occurred and is continuing, any Loan Party), during normal business hours, at its own cost and expense (provided, that if an Event of Default has occurred and is continuing the Borrower shall indemnify each Loan Party for such reasonable and documented costs and expenses), and following reasonable prior notice, to examine, copy and make extracts from its corporate books and records, to inspect any of its Property, and to discuss its business and affairs with its officers, to the extent reasonably requested by any Loan Party subject to any legally binding confidentiality requirements applicable to it; provided, that nothing in this Section 9.01 shall prohibit any merger, consolidation, liquidation, winding up or dissolution permitted under Section 9.09 or any Asset Sale permitted under Section 9.14(b).

Section 9.02. Compliance With Law. It will, and will cause each of its Subsidiaries to, (a) comply with the requirements of all applicable laws, rules, regulations and orders (including without limitation all Environmental Laws) of Governmental Authorities (including without limitation IMSS, INFONAVIT and SAR) except to the extent non-compliance would not result in a Material Adverse Effect, (b) maintain all of its material Property used or useful in its business in good working order and condition, ordinary wear and tear excepted, and (c) maintain insurance in respect of the Property and businesses of the Borrower and its Subsidiaries against loss and damage of the kinds and in the amounts customary in the industry in which the Borrower or such Subsidiary operates.

Section 9.03. Taxes. It will, and will cause each of its Subsidiaries to, timely file all required material tax returns and pay and discharge at or before maturity all of its obligations thereunder (including without limitation tax liabilities), except where the same are contested in good faith and by appropriate proceedings and against which adequate reserves are being maintained if and to the extent required by GAAP.

Section 9.04. Governmental Authorizations. It will, and will cause each of its Subsidiaries, as applicable, to promptly from time to time obtain and maintain in full force and effect all licenses, consents, authorizations and approvals of, and make all filings and registrations with, any Governmental Authority necessary under the laws of Mexico (or, if not Mexico, its jurisdiction of incorporation) for the making and performance by it of the Loan Documents.

Section 9.05. Financial Statements, Etc. It will provide or cause to be provided to the Administrative Agent for distribution to the Lenders:

(a) as soon as available and in any event within 120 days after the end of each fiscal year, enough copies for each Lender of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and changes in financial position (cambios en la situacion financiera) of the Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in conformity with GAAP, with the unqualified opinion thereon of the Auditor;

(b) as soon as available and in any event within 60 days after the end of each quarter of each fiscal year, enough copies for each Lender of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of each such fiscal quarter and the related unaudited consolidated statements of income and changes in financial position (cambios en la situacion financiera) of the Borrower and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter in the previous fiscal year, all certified as to fairness of presentation and conformity with GAAP by the Responsible Officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clause (b) above, and at any other time reasonably requested by the Administrative Agent, a certificate of a Responsible Officer, in the form of Exhibit L, (i) stating whether any Default exists on the date of such certificate and, if a Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (ii) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of 10.02(a), (b) and (c) hereof on and as of the date of such financial statements;

(d) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above above, a certificate of a Responsible Officer stating the Collateral Ratio as of the date of such financial statements, together with in reasonable detail the calculations required to establish such Collateral Ratio (a "Collateral Ratio Certificate");

(e) promptly upon an officer of the Borrower obtaining knowledge of the occurrence of any Default, a certificate of the Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f) promptly upon the commencement of, or any material adverse development in, any litigation or proceeding against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, notice thereof with a description thereof in reasonable detail; and

(g) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request, including, but not limited to, balance sheet and related consolidated statements of income and changes in financial position (cambios en la situacion financiera) of each of the Pledgors and its Subsidiaries and a report regarding the value, location and respective types of Inventory.

Section 9.06. Ranking. It will, and will cause each of its Subsidiaries that is an Obligor, to, promptly take all such actions as may be necessary to ensure that its payment obligations under this Agreement and the Notes will at all times constitute unconditional and unsubordinated general obligations of it ranking at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of it.

Section 9.07. Transactions With Affiliates. Without prejudice to anything expressly permitted under this Agreement, it will not, nor will it permit any of its Subsidiaries to, directly or indirectly enter into any transaction with an Affiliate thereof, except (a) in the ordinary course of and pursuant to the reasonable requirements of its business and upon commercially reasonable terms that are no less favorable to it than those which would be obtainable in a comparable arm's-length transaction at the time from a Person which is not such an Affiliate, (b) transactions between or among the Obligors and (c) Dividend Payments permitted by Section 9.16 hereof.

Section 9.08. Line Of Business. It will not make any material change in the line of business of the Borrower and its Subsidiaries as conducted on the date hereof, and it will not change the legal nature of its organization.

Section 9.09. Merger, Etc. It will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its Property (except for sales of inventory in the ordinary course of business for fair market value), provided, that (a) the Borrower may merge or consolidate with or into any other Person if, immediately after giving effect thereto, (i) it is the surviving Person and no Default has occurred and is continuing or (ii) the surviving Person expressly assumes the Borrower's obligations under the Loan Documents and no Default has occurred and is continuing, (b) any Subsidiary of the Borrower that is not an Obligor may merge or consolidate with or into any other Person if, immediately after giving effect thereto, no Default has occurred and is continuing, (c) any Subsidiary that is not an Obligor may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in its best interest and is not materially disadvantageous to the Lenders and (d) any Subsidiary may be spun off to any Obligor.

Section 9.10. Upstreaming. It will not permit any of its Subsidiaries to enter into, create or assume any contractual restriction on the ability of such Subsidiary to make any Dividend Payment, provided, that this Section 9.10 shall not be deemed to prohibit (a) customary restrictions contained in the joint venture agreements with respect to any Joint Venture Subsidiary or (b) the extension, continuation or replacement on substantially similar terms of any Existing Restrictions or (c) the restrictions under Section 9.16.

Section 9.11. Hedge Agreements. It will not, nor will it permit any of its Subsidiaries to, enter into any Hedge Agreement, other than Hedge Agreements entered into (a) in the ordinary course of business to hedge or mitigate risks to which it or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities and (b) not for speculative purposes.

Section 9.12. Negative Pledge. It will not, nor will it permit any of its Subsidiaries to, create, assume or suffer to exist any Lien on its or any Subsidiary's Property, whether now owned or hereafter acquired by it, except:

(a) Permitted Liens;

(b) Liens securing obligations existing on the date hereof and described in Schedule 4 hereto and Liens securing extensions, renewals and replacements of such obligations, provided, that such new Liens do not extend to any property or assets other than the property or assets securing such obligations being extended, renewed or replaced;

(c) Liens in favor of the Collateral Agent as contemplated by the Loan Documents;

(d) Liens on any Property of the Borrower or any of its Subsidiaries securing Indebtedness of the Borrower or any of its Subsidiaries incurred or assumed for the purpose of financing (i) all or any part of the acquisition of raw materials, utilities and other Property (including working capital loans ("creditos de habilitacion" or "avio")) or (ii) all or part of the acquisition, construction or improvement of fixed assets and other Property (including capital expenditure loans ("creditos refaccionarios")), provided, that such Lien attaches to such Property concurrently with or within 90 days after the acquisition, construction or improvement thereof;

(e) any Lien on any Property existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (and not extending to any other Property);

(f) any Lien existing on any Property of a corporation which is merged with or into an Obligor which is not created as a result of or in connection with or in anticipation of such merger;

(g) any Lien on a cash reserve account (however denominated) securing Indebtedness for borrowed money otherwise permitted hereby, provided, that the funds in such account are derived solely from the proceeds of such borrowing;

(h) Liens on accounts receivable and related assets granted in connection with a Qualified Receivables Transaction; and

(i) Liens (not covering any shares of capital stock of such Person) not otherwise permitted by the foregoing clauses, securing Indebtedness outstanding at any time in an aggregate principal amount not exceeding $35,000,000.

Section 9.13. Fiscal Year. It will not, nor will it permit any of its Subsidiaries to, change its fiscal year from a calendar year ending December 31.

Section 9.14. Asset Sales; Investments In Non-guaranteeing Subsidiaries.

(a) The Borrower will not, and will not permit any of the Obligors to, consummate an Asset Sale unless:

(i) the Borrower or the applicable Obligor, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(ii) (A) prior to the Asset Sale Amount exceeding $300,000,000, the consideration received for the assets sold by the Borrower or the Obligors, as the case may be, in the Asset Sale will be in the form of: (I) with respect to at least 80% of such consideration, Cash Equivalents or the assumption of Indebtedness (other than Indebtedness owed to the Borrower or any Obligor or any Indebtedness subordinated to the Loans) and (II) with respect to the remainder of any consideration, if any,

(1) property or assets (other than current assets as determined in accordance with Mexican GAAP, except for current assets acquired incidental to the acquisition of assets that constitute a line of business, or capital stock) to be owned by and used in the business of the Borrower or any Obligor;

(2) capital stock of (i) one or more Persons engaged in the existing business of the Borrower and the Obligors which thereby become Obligors, or (ii) a Subsidiary, in each case which capital stock was acquired from a third party other than the Borrower or a Subsidiary (Clauses (1) and (2), together, "Replacement Assets"), in each case received at the time of such Asset Sale; or

(3) promissory notes or debt securities representing seller financing ("Seller Financing"); and

(B) upon and after the Asset Sale Amount exceeding $300,000,000, 100% of the consideration received for assets sold by the Borrower or the Restricted Subsidiary, as the case may be, in the Asset Sale will be in the form of:

(1) cash, Cash Equivalents or the assumption of Indebtedness (other than Indebtedness owed to the Borrower or any Restricted Subsidiary or any Subordinated Indebtedness);

(2) Replacement Assets; or

(3) Seller Financing.

(b) Asset Sale Offer. (i) Within 5 Business Days following receipt of Net Cash Proceeds with respect to an Asset Sale by the Borrower or a Mexican Subsidiary (the "Asset Sale Offer Trigger Date"), provided that the aggregate amount of such Net Cash Proceeds so received in respect of Asset Sales after the date hereof (but excluding any such Net Cash Proceeds that have previously been included in an Asset Sale Offer Amount (as defined below), whether or not accepted) is at least $15 million, the Borrower or any Mexican Subsidiary will make an offer to prepay an aggregate principal amount of the Loans (the "Asset Sale Offer") equal to the amount by which the Net Cash Proceeds received by the Borrower or such Mexican Subsidiary on the closing of such Asset Sale exceeds $10 million (the "Asset Sale Offer Amount"), at a purchase price equal to 100% of the principal amount of the Loans to be prepaid, plus accrued and unpaid interest thereon and all other amounts payable under Section 5.04 in connection thereof, to the date of prepayment. The Borrower or such Mexican Subsidiary will prepay pursuant to an Asset Sale Offer Loans from all Lenders accepting such Asset Sale Offer (the "Accepting Lenders") on a pro rata basis (based on amounts of Loans the Accepting Lenders elected to have prepaid). Pending application in accordance with this Section, Net Cash Proceeds will be invested in Cash Equivalents.

 (ii) To conduct an Asset Sale Offer, the Borrower shall deliver to the Administrative Agent an Asset Sale Offer Notice offering to prepay the Loans as described above. Each Asset Sale Offer Notice shall state, in addition to the matters specified in the definition thereof, the prepayment date (the "Asset Sale Offer Payment Date"), which shall be no later than the fifth Business Day after receipt was due of the Lenders' election to have their Loans repaid in accordance with the following sentence. The Administrative Agent shall forward such Asset Sale Offer Notice to the Lenders within one Business Day following its receipt thereof. Upon receiving an Asset Sale Offer Notice, each Lender may elect, by notice to the Administrative Agent and the Borrower not later than five Business Days after receipt of the Asset Sale Notice, to have its Loan prepaid in whole or in part in integral multiples of $1,000, and shall notify the Administrative Agent of its acceptance thereof and, if relevant, the portion of its Loan to which such acceptance applies. If any Lender does not deliver notice of its election to have its Loans repaid within five Business Days after receipt of the Asset Sale Notice, such Lender shall be deemed to have declined the Asset Sale Offer.

 (iii) On the Asset Sale Offer Payment Date, the Borrower will, to the extent lawful, prepay the relevant portion of each Loan as to which such Asset Sale Offer has been accepted on the terms specified in this Section. To the extent that the aggregate amount of Loans the Accepting Lenders elected to have prepaid (the "Applicable Loans") exceeds the Asset Sale Offer Amount, the Borrower will prepay the Applicable Loans on a pro rata basis (based on amounts of the Applicable Loans as to which the Asset Sale Offer was accepted).

 (iv) To the extent that the aggregate amount of Loans prepaid pursuant to an Asset Sale Offer is less than the aggregate amount of Net Cash Proceeds, the Borrower may use any remaining Net Cash Proceeds from any Asset Sale for general corporate purposes of the Borrower and its Subsidiaries except that Net Cash Proceeds from the sale of Collateral will be deposited into and held in a control account of the Borrower which shall be under the sole dominion and control of the Collateral Agent.

 (v) If at any time any non-cash consideration received by the Borrower or any Obligor, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), the conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this Section 9.14 within the applicable time period from such conversion or disposition as set forth above.

Section 9.15. Use Of Proceeds. It will use the proceeds of the Loans solely (a) to finance all or any part of the acquisition of raw materials, utilities and other Property (including working capital loans ("creditos de habilitacion" or "avio")), (b) to refinance any Indebtedness incurred or assumed for the purpose described in clause (a) and (c) to pay fees and expenses relating to the transactions contemplated hereby, provided that no Loan Party shall be responsible as to the use of any of such proceeds.

Section 9.16. Dividend Payments. It will not declare or make any Dividend Payment if, at the time thereof and after giving effect thereto, a Default has occurred and is continuing.

Section 9.17. Minimum Collateral Ratio. It will not permit the Collateral Ratio to be at any time less than 1.75 to 1.00.

Section 9.18. Pledge Account. By not later than November 23, 2005 and at all time thereafter, the Borrower shall ensure that the Pledge Account is subject to an effective account control agreement in the form of Exhibit M hereto (or in such other form as may be reasonably approved by the Collateral Agent).

Article 10
Other Covenants Of The Borrower

Section 10.01. Covenants Of The Borrower. The Borrower covenants and agrees with the Loan Parties that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Borrower hereunder and under the other Loan Documents:

Section 10.02. Covenants Of the Borrower.

(a) Consolidated Net Worth. It will not permit its Consolidated Net Worth at any time to be less than 80% of its Consolidated Net Worth as at December 31, 2004 (calculated in constant Pesos).

(b) Interest Coverage Ratio. It will not permit the Interest Coverage Ratio to be at any time less than 2.00 to 1.00.

(c) Debt to EBITDA Ratio. It will not permit the Debt to EBITDA Ratio to be at any time greater than 5.00 to 1.00.

(d) Ownership. It will continue to own, beneficially and of record, directly or indirectly, 100% of the Voting Shares of each Pledgor (other than directors' qualifying shares or the equivalent).

Article 11
Events Of Default

Section 11.01. Events Of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Loan or to prepay any Loan when required hereunder, or shall fail to pay within three Business Days after the due date thereof any interest on any Loan or any other amount payable hereunder or under any Note or any other amount payable under any Loan Document; or

(b) any representation, warranty or certification made or deemed made by any Obligor herein or in any other Loan Document (or in any modification or supplement hereto or thereto), or any certificate furnished to any Loan Party pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(c) any Obligor or any of its Subsidiaries shall default in the payment of any principal of or interest on any other Indebtedness (whether at stated maturity or at mandatory or optional prepayment or otherwise) if such Indebtedness has an aggregate outstanding principal amount of $10,000,000 (or its equivalent in other currencies) or more ("Material Debt"), or any default or event of default shall occur under any agreement or instrument evidencing or relating to such Material Debt if the effect thereof is to accelerate the maturity thereof, or to permit or enable the holder or holders of such Material Debt, or an agent or trustee acting on its or their behalf, to accelerate the maturity thereof, or to require the mandatory prepayment or redemption thereof; or

(d) any Obligor shall default in the observance or performance of any of its obligations under Section 9.01(a) (with respect to the preservation and maintenance of the corporate existence of such Obligor), Section 9.04, Section 9.05, Section 9.06, Section 9.09, Section 9.12, Section 9.15,Section 9.16, orSection 9.17 or Article 10 hereof; or (i) fail to perform or observe any of its other obligations under this Agreement (other than as referred to in clause (a) above) and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e) any Obligor or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) any Obligor or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, liquidador, conciliador, sindico, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) file a petition seeking to take advantage of any other law relating to bankruptcy, concurso mercantil, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts or (iv) take any corporate action for the purpose of effecting any of the foregoing; or

(g) a proceeding or case shall be commenced against any Obligor or any of its Material Subsidiaries, without its application or consent, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding up, (ii) the appointment of a receiver, custodian, liquidador, conciliador, sindico, trustee, examiner, liquidator or the like of it or of all or any substantial part of its Property or (iii) similar relief in respect of it under any law relating to bankruptcy, concurso mercantil, insolvency, reorganization, winding up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed for a period of 90 or more days, or a declaration of bankruptcy or concurso mercantil shall be entered against such Obligor or Material Subsidiary under the Mexican Ley de Concursos Mercantiles as now or hereafter in effect; or

(h) a judgment for the payment of money is or judgments for the payment of money are rendered against any Obligor or any of its Subsidiaries in an amount exceeding in the aggregate $10,000,000 (or its equivalent in other currencies) and shall remain unsatisfied, undischarged and in effect for a period of 45 consecutive days without a stay of execution, unless the same is adequately bonded or is being contested by appropriate proceedings properly instituted and diligently conducted and, in either case, such process is not being executed against assets thereof; or any Obligor or any of its Subsidiaries shall fail to pay when due to Social Security, INFONAVIT, IMSS or SAR any amount or amounts aggregating $10,000,000 or more (or its equivalent in Pesos) except to the extent the amount or amounts due are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property of such Obligor or Subsidiary; or

(i) (w) any Mexican Governmental Authority shall impose exchange controls prohibiting or in any manner materially restricting the making of payments in respect of Indebtedness in a currency other than Pesos; or (x) any Mexican Governmental Authority shall take any action to condemn, seize, nationalize or appropriate any substantial portion of the Property of any Obligor (with or without the payment of compensation); or (y) any action is taken by a Mexican Governmental Authority, including without limitation the declaration of a moratorium on payment of any Indebtedness, that has an adverse effect on (i) the repayment of the Loans or (ii) the schedule of payments of the Borrower hereunder or under the Notes; or (z) any Obligor shall participate or take any action to participate in any facility or exercise involving the rescheduling of its Material Debt or the alteration of the currency in which it may pay its obligations; or

(j) any Obligor or any of its Subsidiaries shall enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its Property, except as expressly permitted under Sections 9.09 and 9.14 hereof; or

(k) Vitro shall (i) during any fiscal year prior to fiscal year 2007, make Dividend Payments in an aggregate amount exceeding $8,500,000 (or, in each case, its equivalent in Pesos or other currencies) in such fiscal year or (ii) during fiscal year 2007 until payment in full of all amounts payable by the Borrower hereunder and under the other Loan Documents, make any Dividend Payment; or

(l) any of the Loan Documents becomes unenforceable or the performance of the obligations of any Obligor thereunder becomes illegal, or the security interest created under the Pledge Agreements shall not constitute a valid first priority lien on and perfected security interest in the Collateral, subject to no equal or prior Lien (other than Liens permitted by Section 9.12(a) through (h)).

THEREUPON: in any such event, (1) the Administrative Agent shall, upon request of the Majority Lenders, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and/or (2) the Administrative Agent shall, upon request of the Majority Lenders, by notice to the Borrower declare the principal then outstanding of, and the accrued interest on, the Loans and the Notes and all other amounts payable by the Borrower hereunder (including, without limitation, any amounts payable under Section 5.04 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the case of an Event of Default of the kinds referred to in clauses (f) or (g) above, the Commitments shall automatically terminate and such amounts shall automatically become due and payable, without any further action by any party, and/or (3) the Collateral Agent shall, upon and pursuant to the instructions of the Administrative Agent, proceed to enforce its remedies under the Pledge Agreements.

Section 11.02. Application Of Funds. After the exercise of remedies provided for in Section 11.01 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the obligations hereunder, shall be applied by the Administrative Agent in the following order:

(a) First, to payment of that portion of the obligations hereunder, constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 5) payable to the Administrative Agent in its capacity as such;

(b) Second, to payment of that portion of the obligations hereunder, constituting fees, indemnities and other amounts payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article 5), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the obligations hereunder, constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(d) Fourth, to payment of that portion of the obligations hereunder, constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

(e) Last, the balance, if any, after all of the obligations hereunder, have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Article 12
[reserved]

Article 13
The Agents

Section 13.01. Appointment, Powers And Immunities.

(a) Each Lender hereby appoints and authorizes each Agent to act as its agent hereunder and under other Loan Documents to which it is a party with such powers as are specifically delegated to such Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Agent (which term as used in this sentence and in Section 13.05 hereof and the first sentence of Section 13.06 hereof shall include reference to their respective affiliates and its own and their respective affiliates' officers, directors, employees and agents):

(i) shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or the other Loan Documents be a trustee or fiduciary for any party hereto;

(ii) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document or any other document referred to or provided for herein or therein or for any failure by any Obligor or any other Person to perform any of its obligations hereunder or thereunder;

(iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder (and shall not commence an action or proceeding on behalf of any Lender without obtaining the consent of such Lender thereto); and

(iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.

Each Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of or for the supervision of any such agents or attorneys in fact selected by it in good faith.

(b) Each Lender and the Administrative Agent irrevocably authorize and direct the Administrative Agent and the Collateral Agent to enter into the Additional Interest Letter and the Pledge Agreements and to comply with the terms thereof.

(c) Before the Collateral Agent acts or refrains from acting hereunder, it may require an officer's certificate of the Borrower and/or an opinion of counsel satisfactory to the Collateral Agent with respect to such action or inaction. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion. Whenever in the administration of this Agreement the Collateral Agent shall deem it necessary or desirable that a matter be provided or established prior to taking or suffering or omitting to take any act under this Agreement, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Collateral Agent, be deemed to be conclusively proved and established by an officers' certificate delivered to the Collateral Agent, and such certificate, in the absence of gross negligence or bad faith on the part of the Collateral Agent, shall be full warrant to the Collateral Agent for any action taken, suffered or omitted to be taken by it under the provisions of Article 13 upon the faith thereof.

Section 13.02. Reliance By Agents. Each Agent shall be entitled to conclusively rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed, made or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel and other experts selected by such Agent, as the case may be. As to any matters not expressly provided for by this Agreement and the other Loan Documents, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

Section 13.03. Defaults. Neither Agent shall be deemed to have knowledge or notice of the occurrence of a Default (other than, in the case of the Administrative Agent, a failure to make a payment of principal of or interest on the Loans) unless such Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives a Notice of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall (subject to Section 13.07 hereof) take such action with respect to any such Default as shall be directed by the Majority Lenders, provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all of the Lenders.

Section 13.04. Rights As A Lender. With respect to its Commitment and the Loans made by it, Credit Suisse (and any successor acting as Administrative Agent or Collateral Agent, as the case may be) in its individual capacity as a Lender hereunder (if applicable) shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent or the Collateral Agent, as applicable, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent and the Collateral Agent in their individual capacities. Credit Suisse (and any successor acting as Administrative Agent or Collateral Agent, as the case may be) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Obligors as if it were not acting as the Administrative Agent or Collateral Agent, as applicable, and Credit Suisse (and any such successor) and its affiliates may accept fees and other consideration from the Obligors for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 13.05. Indemnification. The Lenders agree to indemnify each Agent (to the extent not reimbursed under Section 14.03 hereof, but without limiting the obligations of the Borrower under said Section 14.03 hereof) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including without limitation the fees and disbursements of counsel) that may be imposed on, incurred by or asserted against such Agent arising out of or by reason of any investigation in any way relating to or arising out of this Agreement or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under Section 14.03 hereof, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified as determined by a final, nonappealable judgment by a court of competent jurisdiction. In no event shall any Loan Party be liable for any punitive or consequential damages in connection with any of the Loan Documents. The obligations of the Lenders under this Section 13.05 shall survive the termination of this Agreement, the repayment of the Loans and the resignation or removal of either Agent.

Section 13.06. Non Reliance On Agents And Other Lenders. Each Lender agrees that it has, independently and without reliance on either Agent or the Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Obligors and decision to enter into this Agreement and that it will, independently and without reliance upon either Agent or the Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or the other Loan Documents. The Agents shall not be required to keep themselves informed as to the performance or observance by the Obligors of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the Properties or books of any Obligor. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by an Agent hereunder, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Obligor that may come into the possession of such Agent or any of its affiliates.

Section 13.07. Failure To Act. Except for action expressly required of an Agent hereunder or under any other Loan Document, such Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 13.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. No provision of this Agreement shall require either Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 13.08. Resignation Or Removal Of Agents. Either Agent may resign at any time by giving notice thereof to the Lenders, the other Agent and the Borrower, and either Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent, which shall, unless an Event of Default has occurred and is continuing, be approved by the Borrower (such approval not to be unreasonably withheld). If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent's resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and (ii) the Majority Lenders shall perform the duties of the Agent (and all payments and communications provided to be made by, to or through such Agent shall instead be made by or to each Lender directly) until such time as the Majority Lenders appoint a successor agent as provided for above in this paragraph, provided that the Collateral Agent shall continue to maintain control of any Collateral for the benefit of the Lenders until a successor is appointed. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under any other Loan Document except to the extent of liability arising from prior action. Notwithstanding the foregoing, no removal of either Agent shall be effective until all amounts then due and owing to the removed Agent shall be paid in full. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 13 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

Section 13.09. The Arranger. The Arranger, in its capacity as such, shall not have any obligations or liabilities hereunder or under any other Loan Document.

Article 14
Miscellaneous

Section 14.01. Waiver. No failure on the part of any Loan Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 14.02. Notices.

(a) All notices, requests, instructions, directions and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) delivered, if to any Obligor or any Agent, to its address specified on the signature pages hereto, and if to any Lender, to its "Address for Notices" specified opposite its name on Annex 1 hereto; or, as to any party, at such other address as shall be designated by such party in a notice to the Administrative Agent and the Borrower.

(b) Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid.

(c) All notices required by this Agreement to be given to the Borrower may be so given by being delivered, in accordance herewith, to the Borrower at the address specified beneath its signature hereto.

Section 14.03. Expenses, Etc.

(a) (i) The Borrower agrees to pay or reimburse each Agent and the Arranger for all of its reasonable and documented out of pocket costs and expenses (including, without limitation, the reasonable fees and expenses of Davis Polk & Wardwell, special New York counsel to the Administrative Agent, Creel, Garcia-Cuellar y Muggenburg, S.C., special Mexican counsel to the Agents, and printing, reproduction, document delivery, communication and travel costs) in connection with (y) the syndication, negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans hereunder and (z) in the case of the Administrative Agent only, the administration of and the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) each Obligor agrees to reimburse each Loan Party for all of its documented out of pocket costs and expenses (including, without limitation, the fees and expenses of legal counsel) in connection with (A) any Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner or participation in or other involvement with (1) performance, if any, by the Collateral Agent of any obligations of an Obligor in respect of the Collateral that such Obligor has failed or refused to perform, (2) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent and in respect thereof, by litigation or otherwise, including expenses of insurance, (3) judicial or regulatory proceedings and (4) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (B) the enforcement of this Section 14.03, and all such costs and expenses shall be secured obligations entitled to the benefits of the Collateral provided pursuant to the Pledge Agreements.

(b) The Borrower hereby agrees to indemnify each Loan Party and the Arranger and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages (including indirect, punitive and consequential damages) or expenses incurred by any of them arising out of or by reason of any litigation or other proceedings (including any threatened litigation or other proceedings) relating to the Loans or the use or proposed use by the Borrower of the proceeds of any of the Loans, including, without limitation, the fees and disbursements of counsel incurred in connection with any such litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified, as determined by a final, nonappealable judgment by a court of competent jurisdiction). In no event shall any Loan Party be liable for any punitive or consequential damages in connection with any of the Loan Documents.

Section 14.04. Amendments, Etc.

(a) Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Majority Lenders, or by the Borrower and the Agents acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Agents acting with the consent of the Majority Lenders; provided, that no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders or by the Administrative Agent acting with the consent of all of the Lenders (i) increase or extend the term of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (v) alter the provisions of Section 6.01 hereof or waive any condition precedent set forth therein, (vi) alter the terms of this Section 14.04, (vii) modify the definition of the term "Majority Lenders, or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof or (viii) change Sections 4.02, 4.06 or 11.02 in a manner that would alter the pro-rata sharing or priority of payments required thereby.

(b) Any provision of the Pledge Agreements may be modified or supplemented only by an instrument in writing signed by the Borrower and the Majority Lenders, or by the Borrower and the Agents acting with the consent of the Majority Lenders, and any provision of the Pledge Agreements may be waived by the Majority Lenders or by the Agents acting with the consent of Majority Lenders; provided, that (i) no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders or by the Administrative Agent acting with the consent of all of the Lenders effect or permit a release of all or substantially all of the Collateral provided under the Pledge Agreements and (ii) the Administrative Agent may amend the schedule or list of secured parties under the Pledge Agreements to add any Lender or remove any person that has ceased being a Lender. Notwithstanding the foregoing, Collateral shall be released from the Lien of the Pledge Agreements from time to time as necessary to effect any sale permitted by the Loan Documents, and the Administrative Agent shall execute and deliver all release documents reasonably requested to evidence such release.

(c) In addition to the foregoing, any modification or supplement of Article 13 hereof, or of any of the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under the Pledge Agreements or the Additional Interest Letter, shall require the consent of the Administrative Agent or the Collateral Agent, as the case may be.

Section 14.05. Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14.06. Assignments And Participations.

(a) No Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that:

(i) unless each of the Borrower and the Administrative Agent otherwise consent, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment shall not be less than $1,000,000; provided that this sub-clause (i) shall not apply to an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans;

(ii) the parties to each such assignment shall (a) electronically execute and deliver to the Administrative Agent an Assignment via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (b) manually execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500 (such fee payable by the assignor or assignee, as agreed by the parties); provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Lender Affiliate; and

(iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire and applicable tax forms.

Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.04, Section 5.05, and Section 14.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c)of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e) Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities ("Participants") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that Error! Bookmark not defined.~~(i)~~(i) such Lender's obligations under this Agreement shall remain unchanged, Error! Bookmark not defined.~~(ii)~~(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and Error! Bookmark not defined.~~(iii)~~(iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 14.04(a) and Section 14.04(b), respectively, that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Section 5.01, Section 5.04, Section 5.05, and Section 14.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.

(f) A Participant shall not be entitled to receive any greater payment under Section 5.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) If at any time any Lender that is a Foreign Financial Institution is required to file with the Ministry of Finance a report setting forth each effective beneficiary (beneficiario efectivo) of payments made to such Lender of interest on its Loans, such Lender shall contemporaneously deliver a copy of such report to the Borrower.

Section 14.07. Survival. The obligations of the Borrower under Sections 5.01, 5.04, 5.05 and 14.03 (subject to the limitations under Section 14.03(b)) hereof, the obligations of the Lenders under Section 13.05 hereof, shall survive the repayment of the Loans and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments or Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that such assigning Lender may cease to be a "Lender" hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty.

Section 14.08. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 14.09. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. A set of the copies of this Agreement signed by all the parties hereto shall be lodged with the Borrower and each Agent.

Section 14.10. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York.

Section 14.11. Jurisdiction, Service Of Process And Venue.

(a) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to this Agreement and the other Loan Documents (except for the Pledge Agreements), or for recognition or enforcement of any judgment of any such court in any such action or proceeding, and hereby expressly and irrevocably waives its rights to any other jurisdiction to which it may be entitled to by reason of its present or future domiciles or for any other reason.

(b) Each Obligor hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 111 8th Avenue, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of such Obligor and its Property and revenues service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York, and each Obligor agrees that the failure of the Process Agent to give any notice of any such service of process to such Obligor shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. Such designation and appointment shall be irrevocable until all principal and interest and all other amounts payable under this Agreement and the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof. If such Process Agent shall cease so to act, each Obligor covenants and agrees to designate irrevocably and appoint without delay another such Process Agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other Process Agent's appointment and acceptance. For the avoidance of doubt, the appointment described in this Section 14.11(b) shall be governed by, and construed in accordance with, the law of the State of New York.

(c) Nothing herein shall in any way be deemed to limit the ability of any Loan Party to serve any such process or summonses in any other manner permitted by applicable law.

(d) Each Obligor hereby irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents (except for the Pledge Agreements) brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and any right to which it may be entitled on account of place of residence or domicile. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which any Obligor is or may be subject, by suit upon judgment.

Section 14.12. Waiver Of Jury Trial. EACH OBLIGOR AND EACH OF THE LOAN PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.13. Waiver Of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its Property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), each Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

Section 14.14. Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York City is of the essence, and the obligations of the Obligors under this Agreement and the other Loan Documents to each Loan Party (in this Section 14.14 called an "Entitled Person") to make payment in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase, and transfer to New York City, Dollars in the amount originally due to such Entitled Person with the judgment currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 14.14 called the "judgment currency"), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Entitled Person could purchase such Dollars at New York, New York with the judgment currency on the Business Day next succeeding the day on which such judgment is rendered. Each Obligor hereby, as a separate obligation and notwithstanding any such judgment, agree to indemnify such Entitled Person against, and to pay each Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars purchased and transferred as aforesaid. Each Entitled Person, as a separate obligation and notwithstanding any such judgment, agrees to pay to any Obligor hereby on demand, in Dollars, the amount (if any) by which the amount of the Dollars purchased and transferred as aforesaid exceeds the sum originally due to such Obligor in Dollars hereunder.

Section 14.15. Use Of English Language. This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including, without limitation, any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English translation thereof, other than any document originally issued in a language other than English.

Section 14.16. Entire Agreement. This Agreement and the other Loan Documents and the agreement referred to in Section 2.03 hereof constitute the entire agreement among the parties with respect to the subject matter hereof and thereof.

Section 14.17. Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

Section 14.18. Right Of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of such Obligor now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

Section 14.19. Confidentiality. Each Lender agrees to hold all Confidential Information obtained pursuant to the provisions of this Agreement or any other Loan Document in accordance with its customary procedure for handling such information of this nature and in accordance with safe and sound banking practices, provided, that nothing herein shall prevent any Lender from disclosing such information (i) to any other Loan Party, (ii) upon the order of any court or administrative agency or otherwise to the extent required by statute, rule, regulation or judicial process, (iii) to bank examiners or upon the request or demand of any other regulatory agency or authority, (iv) which had been publicly disclosed other than as a result of a disclosure by any Loan Party prohibited by this Agreement, (v) in connection with any litigation to which any one or more of the Loan Parties is a party, or in connection with the exercise of any remedy hereunder or under the Loan Documents, (vi) to such Loan Party's legal counsel and independent auditors and accountants, and (vii) subject to provisions substantially similar to those contained in this Section 14.19, to any actual or proposed participant or assignee, provided, further, that the Obligors and the Loan Parties hereby agree that the Obligors and the Loan Parties (and each of their respective employees, representatives, or agents) are permitted to disclose to any and all persons, without limitation of any kind, the structure and tax aspects of the transactions contemplated herein, and all materials of any kind (including opinions or other tax analyses) that relate to such structure and tax aspects. In this regard, the parties acknowledge and agree that any disclosure of the structure or tax aspects of the transactions contemplated by this Agreement is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding).

Section 14.20. No Fiduciary Relationship. The Obligors acknowledge that the Lenders have no fiduciary relationship with, or fiduciary duty to, any Obligor or any Affiliate or Subsidiary thereof arising out of or in connection with this Agreement or the Notes or the other Loan Documents, and the relationship between each Lender and the Obligors is solely that of creditor and debtor. This Agreement does not create a joint venture among the parties.

Section 14.21. USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 14.22. Release Of Security Interests.

(a) All security interests created by the Pledge Agreements in the Collateral of a Pledgor under the Pledge Agreements shall automatically be released, and such Pledgor shall be released from and cease to be a party to any of the Pledge Agreements upon (i) the consummation of any transaction permitted by this Agreement as a result of which such Pledgor ceases to be a Subsidiary and (ii) delivery by the Borrower of a certificate of a Responsible Officer stating that on and immediately after the consummation of such transaction, no Default shall have occurred and be continuing.

(b) Upon the termination or expiration of the Commitments and the indefeasible payment in full of all of the Secured Obligations (Obligaciones Garantizadas; as such term is defined in the Pledge Agreements), all security interests created by the Pledge Agreements in the Collateral shall be released, and the Pledgors shall be released from and cease to be a party to any of the Pledge Agreements.

(c) In connection with any termination or release pursuant to Section 14.04(a) or Section 14.04(b) or this Section, the Agents shall execute and deliver all documents that the Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to Section 14.04(b) or this Section shall be without recourse to or warranty by the Agents.

(d) Collateral shall be released as expressly provided in the Pledge Agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER
VITRO PLAN, S.A. DE C.V.
By:
Name:
Title:

Address for Notices:

Av. Ricardo Margain Zozaya No. 444 Col. Valle del Campestre Garza Garcia, Nuevo Leon Mexico CP 66265 Attn. Director General Juridico

CREDIT SUISSE, acting through its Cayman Islands Branch, as Lender and as Administrative Agent and Collateral Agent
By:
Name:
Title:

By:
Name:
Title:

Address for Notices: Credit Suisse One Madison Ave.
New York, N.Y. 10010
Attn: Agency Group/John Burke
Tel: 212-325-4708
Fax: 212-325-8304

American General Life Insurance Company
By:
Name:
Title:

[Bissini Playfield]
By:
Name:
Title:

BPW Emerging markets opportunity portfolio lp
By:
Name:
Title:

Cargill Financial Services International, Inc.
By:
Name:
Title:

FIMEX International Ltd.
By:
Name:
Title:

Spinnaker Global Strategic Fund Ltd.
By:
Name:
Title:

Spinnaker Global Emerging Markets Fund Ltd.
By:
Name:
Title:

Spinnaker Global Opportunity Fund Ltd.
By:
Name:
Title: